                                                                       EXHIBIT 2





                             SALE AND PURCHASE AGREEMENT
                                 DATED JUNE 18, 1996
                                       between
                             RICHARDS CAPITAL FUND, L.P.
                                         and
                                 UNR INDUSTRIES, INC.

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.0 Purchase and Sale of Assets.............................................1
    1.1    Purchased Assets.................................................1
    1.2    Excluded Assets..................................................2
2.0 Purchase Price..........................................................3
    2.1    Amount of the Purchase Price.....................................3
    2.2    Allocation of the Purchase Price among the Purchased Assets......3
    2.3    Assumed Liabilities..............................................4
    2.4    Excluded Liabilities.............................................4
    2.5    Adjustment of Purchase Price.....................................5
3.0 Closing.................................................................8
    3.1    Time and Place of the Closing....................................8
    3.2    Procedure at the Closing.........................................8
4.0 Representations and Warranties of the Seller............................9
    4.1    Organization, Power and Authority of the Seller.................10
    4.2    Subsidiaries....................................................10
    4.3    Financial Summaries.............................................10
    4.4    Liabilities of the Businesses...................................10
    4.5    Tax Matters.....................................................11
    4.6    Real Estate of the Businesses...................................11
    4.7    Good Title to the Purchased Assets..............................12
    4.8    Inventories.....................................................12
    4.9    Accounts Receivable.............................................12

                                                                            Page
                                                                            ----

    4.10   Licenses and Permits............................................12
    4.11   Proprietary Rights..............................................12
    4.12   Purchased Contracts.............................................13
    4.13   Adequacy of the Purchased Assets................................13
    4.14   Insurance.......................................................13
    4.15   Litigation......................................................14
    4.16   No Material Adverse Change......................................14
    4.17   Absence of Certain Acts or Events...............................14
    4.18   Compliance with Laws............................................15
    4.19   Environmental Matters...........................................15
    4.20   Employee Matters; Labor Relations...............................16
    4.21   Employee Benefits...............................................17
    4.22   Officers and Employees..........................................18
    4.23   Product Recalls.................................................18
    4.24   Absence of Defaults.............................................18
    4.25   Due Authorization; Binding Obligation...........................18
    4.26   Transactions with Affiliates....................................19
    4.27   True and Complete Copies........................................19
    4.28   Limitations on Seller's Representations and Warranties..........19
5.0 Representations and Warranties of the Purchaser........................20
    5.1    Organization, Power and Authority of the Purchaser..............20
    5.2    Due Authorization; Binding Obligation...........................20
    5.3    Investigation by Purchaser......................................20
    5.4    Hart-Scott-Rodino...............................................20
    5.5    Confidentiality.................................................20

                                                                            Page
                                                                            ----

6.0 Additional Covenants of the Parties....................................21
    6.1    All Reasonable Efforts..........................................21
    6.2    Conduct of Business Pending the Closing.........................21
    6.3    Access to the Properties and Records of the Businesses..........22
    6.4    No Disclosure...................................................22
    6.5    Bulk Sales Law..................................................23
    6.6    Expenses........................................................23
    6.7    Employee Matters................................................23
    6.8    Obligation to Notify............................................27
    6.9    Supplements to Schedules........................................28
    6.10   No Solicitation of Transactions.................................28
    6.11   Insurance.......................................................28
    6.12   Transition Matters..............................................29
    6.13   Use of Trade Names..............................................29
    6.14   Logo............................................................29
    6.15   Notice of Unavailability of Financing...........................29
    6.16   Noncompetition..................................................29
    6.17   Option..........................................................31
7.0 Conditions to the Obligation of the Purchaser..........................31
    7.1    Accuracy of the Seller's Representations and Warranties and
             Compliance by the Seller with Its Obligations.................31
    7.2    Certified Resolutions...........................................32
    7.3    Opinion of Counsel..............................................32
    7.4    Receipt of Necessary Consents...................................32
    7.5    Title Insurance.................................................32

                                                                            Page
                                                                            ----

    7.6    No Adverse Order................................................32
    7.7    No Material Adverse Change......................................32

                                                                            Page
                                                                            ----

    7.8    Availability of Financing.......................................32
    7.9    Physical Capacity of Russell Begley.............................32
8.0 Conditions to Obligations of the Seller................................33
    8.1    Accuracy of Representations and Warranties and Compliance with
             Obligations...................................................33
    8.2    Opinion of Counsel..............................................33
    8.3    Certified Resolutions...........................................33
    8.4    No Adverse Order................................................33
9.0 Certain Actions After the Closing......................................33
    9.1    Purchaser to Act as Agent for Seller............................33
    9.2    Purchaser Appointed Attorney for Seller.........................34
10.0       Product Warranty and Liability Claims...........................34
    10.1   Product Warranty and Liability Claims; Cooperation in
             Litigation....................................................34
11.0       Indemnification.................................................34
    11.1   Indemnification Obligations of the Seller.......................34
    11.2   Indemnification Obligations of the Purchaser....................35
    11.3   Remedies Cumulative.............................................36
    11.4   Seller Basket...................................................36
    11.5   Purchaser Basket................................................36
    11.6   Seller Limit....................................................36
    11.7   Notice of Claim.................................................37
    11.8   Defense.........................................................37
12.0       Miscellaneous...................................................37
    12.1   Brokers' Commission.............................................37
    12.2   Amendment and Modification......................................38
    12.3   Termination.....................................................38

                                                                            Page
                                                                            ----

    12.4   Binding Effect; Assignment......................................38
    12.5   Entire Agreement................................................39
    12.6   Headings........................................................39
    12.7   Execution in Counterpart........................................39
    12.8   Notices.........................................................39
    12.9   Governing Law...................................................40
    12.10  Limitation on Rights of Other Persons...........................40
    12.11  Severability....................................................40
    12.12  Termination of Representations, Warranties and Agreements.......40
    12.13  Arbitration.....................................................41
    12.14  Purchaser's Option Upon Material Casualty Loss..................42
    12.15  Certain Definitions.............................................42

                                      SCHEDULES


Schedule 1.1.3        Purchased Fixed Assets
Schedule 1.1.6        Purchased Contracts
Schedule 1.1.8        Purchased Proprietary Rights
Schedule 1.2.3        Excluded Proprietary Rights
Schedule 2.5.2.1      Valuation of Inventories
Schedule 4.3          Financial Summaries
Schedule 4.6          Real Estate of the Seller
Schedule 4.7          Certain Liens
Schedule 4.8          Inventories
Schedule 4.10         Licenses and Permits
Schedule 4.15         Litigation and Claims
Schedule 4.17         Absence of Certain Acts or Events
Schedule 4.18         Compliance with Laws
Schedule 4.19         Environmental Matters
Schedule 4.20         Employee Matters; Labor Relations
Schedule 4.21         Employee Benefits
Schedule 4.22         Officers and Employees
Schedule 4.26         Transactions with Affiliates
Schedule 4.28         Individuals with Knowledge
Schedule 6.7.4        Severance Benefits
Schedule 7.4          Necessary Consents

                             SALE AND PURCHASE AGREEMENT

     This Sale and Purchase Agreement (the "Agreement") is made and entered into this 18th day of June, 1996 between UNR Industries, Inc., a Delaware corporation ("UNR" or "Seller") and Richards Capital Fund, L.P., a Georgia limited partnership (the "Purchaser").

                                       RECITALS

     UNR desires to sell, convey, transfer and assign to the Purchaser, and the Purchaser desires to purchase from UNR, the assets, properties and business of the Commercial Products Division of UNR (the "Division") for a purchase price consisting of cash and the assumption by the Purchaser of certain liabilities of the Seller, all as herein provided and on the terms and conditions hereinafter set forth. The assets, properties and businesses of the Division, which operates Seller's shopping and luggage cart and supermarket display handling and stocking equipment businesses, are herein sometimes referred to collectively as the "Businesses."

                                      COVENANTS
     In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.0 PURCHASE AND SALE OF ASSETS

    1.1 PURCHASED ASSETS. The Seller agrees to and will sell, convey, transfer, assign and deliver to the Purchaser at the Closing (as hereinafter defined), free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (except those which the Purchaser has expressly agreed in Section 2.3 hereof to assume), on the terms and subject to the conditions set forth in this Agreement, all of the properties, business and assets used in or relating to the Businesses of every kind and description, real, personal and mixed, tangible and intangible, wherever located (except those assets of the Businesses which are specifically excluded from this sale by Section 1.2 hereof as they shall exist at the Closing Date (as hereinafter defined)) (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

           1.1.1 all right, title and interest of the Seller in and to the real property described in Schedule 4.6 hereto, including the real property, buildings, facilities and other improvements thereon, and all easements, rights of way and other appurtenances thereto (the "Purchased Real Estate");

           1.1.2 all of the interests of and the rights and benefits accruing to the Seller as lessee of the real properties (the "Purchased Leasehold Premises") identified on Schedule 4.6 hereto (the "Purchased Leasehold Rights");

           1.1.3 all machinery, vehicles, equipment, tools, spare parts, construction in progress, computer equipment and computer programs, furniture and fixtures and other fixed assets owned by the Seller and located on the Purchased Real Estate, the Purchased Leasehold Premises or elsewhere, that are used in the Businesses including, without limitation, those identified in Schedule
    1.1.3 (the "Purchased Fixed Assets");


           1.1.4  all inventories of the Seller relating to the Businesses;

           1.1.5 all receivables of the Seller (other than intercompany receivables) relating to the Businesses;

           1.1.6 all of the rights and benefits accruing to the Seller under or pursuant to contracts, agreements, arrangements, commitments, open purchase orders for capital equipment and blanket purchase orders relating to the Businesses, including, without limitation, those identified in
    Schedule 1.1.6 (the "Purchased Contracts");

           1.1.7 all operating data and records of the Seller related to the Businesses, including customer lists, financial, accounting and credit records, correspondence, budgets and other similar documents and records (the "Purchased Records");

           1.1.8 except as provided in Section 1.2.3, all of the proprietary rights of Seller relating to the Businesses, including without limitation, all patents, patent applications, patent licenses, trademarks, trade names and registrations and applications therefor, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes and other similar intangible property and rights relating to the Businesses, as set forth on Schedule 1.1.8 (the "Purchased Proprietary Rights");

           1.1.9 all prepaid and deferred items of the Seller existing on the Closing Date with respect to the Businesses, including prepaid rentals, taxes and unbilled charges and deposits relating to the operations of the Businesses; and

           1.1.10 all of Seller's right, title and interest in and to the goodwill of the Seller relating to the Businesses.

    1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1, the Seller is not selling or assigning to Purchaser, and the Purchased Assets shall not include, any of the following:

           1.2.1 the Cash Consideration and Seller's other rights under this Agreement;

           1.2.2 cash and cash equivalents of the Seller relating to the Businesses;

           1.2.3 trademarks, trade names, service marks and symbols denoting or connoting UNR, as set forth on Schedule 1.2.3 hereto (the "Excluded Proprietary Rights");

           1.2.4 any document containing information about the Businesses which is not material to or necessary for the conduct of the Businesses and which is combined or consolidated with other information of Seller or prepared by Seller for the purpose of informing its management about the sale of the Businesses or the Purchased Assets;

           1.2.5 all privileged communications, oral or written, between Seller's officers, directors or employees and Seller's attorneys (both inside and outside counsel), on any subject whatsoever regarding any of the Businesses. If any documents are inadvertently transferred to Purchaser which contain such privileged communications or attorney work product, Purchaser shall immediately return such documents to the Seller upon discovery and such inadvertent disclosure shall not be deemed to be a waiver of the attorney-client privilege or work product doctrine;

           1.2.6 the property owned by the Seller and located at 1132 Kansas Street, Memphis, Tennessee 38106;

           1.2.7 assets located at Seller's corporate headquarters and used in the performance of services for the Businesses which are used primarily for other operations of the Seller and which are not material to the operations of the Businesses; and

           1.2.8 all capital stock and other ownership interests held by the Seller in any entity and all of the assets, properties and rights owned by each such entity, together with all liabilities and obligations of any nature whatsoever of each such entity (such entities are referred to collectively herein as the "Excluded Subsidiaries").

2.0 PURCHASE PRICE

    2.1 AMOUNT OF THE PURCHASE PRICE. As consideration for the Purchased Assets (the "Purchase Price"), the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement:

           2.1.1 to pay to or for the account of the Seller, in the manner specified in Section 3.2.4 hereof, Forty-One Million Dollars ($41,000,000) (the "Cash Consideration"); and

           2.1.2  to assume and be responsible for, to the extent provided in
    Section 2.3 hereof, the liabilities and obligations of the Seller as they exist at the Closing Date.

    2.2 ALLOCATION OF THE PURCHASE PRICE AMONG THE PURCHASED ASSETS. The Purchase Price shall be allocated among each item or class of the Purchased Assets as agreed by the parties hereto. The Seller and the Purchaser agree that they will prepare and file their respective federal and any state or local income tax returns based on such allocation of the Purchase Price. The Seller and the Purchaser agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any other
Sections of the Code or applicable state tax laws and regulations and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

    2.3 ASSUMED LIABILITIES. The Purchaser agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully due those liabilities, contracts, commitments and other obligations of the Seller relating to the Businesses and the Purchased Assets (i) under executory leases and contracts to which Seller is a party to the extent such obligations are not performed prior to the Closing Date, are disclosed in such executory leases and contracts, and accrue (and relate to the Businesses) subsequent to the Closing Date, (ii) set forth in the Interim Statement of Assets and Liabilities described in Section 4.3.3 hereof, (iii) as provided in Section 6.7 hereof and
(iv) arising in the ordinary course of business of the Businesses, in each case as the same shall exist at the Closing (the "Assumed Liabilities").

     2.4 EXCLUDED LIABILITIES. Anything to the contrary in Section 2.3 notwithstanding, the Assumed Liabilities shall exclude the following liabilities, contracts, commitments and other obligations of the Seller (the "Excluded Liabilities"):

           2.4.1 Seller's obligations and any liabilities arising under this Agreement;

           2.4.2 any obligation of the Seller for or relating to federal, state, local or foreign income tax liability (including interest and penalties) of the Seller, including, but not limited to, any obligation arising from the operation of the Businesses up to the Closing Date or arising out of the sale by the Seller of the Purchased Assets pursuant hereto;

           2.4.3 any obligation imposed by law on the Seller for any transfer, sales or other taxes, fees or levies imposed by any state or other governmental entity on or arising out of the sale of the Purchased Assets pursuant hereto;

           2.4.4 any obligation of the Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant hereto, including without limitation the fees and expenses of its investment bankers, counsel and independent auditors and one-half of the cost of title insurance on the Purchased Real Estate;

           2.4.5 any liability or obligation of the Seller that did not arise out of the conduct of the Businesses;

           2.4.6 any liability or obligation of the Seller relating to or arising from the breach of, default under or failure to comply with, at any time on or prior to the Closing Date, any contract (written or oral), agreement or other instrument relating to the Businesses or any account payable or similar obligation relating to the Businesses that is past due or that the Seller has failed to timely pay or perform in accordance with its terms, except to the extent Seller's failure to timely pay or perform results from a good faith dispute by the Seller of its liability or obligation;

           2.4.7 any liability or obligation arising under or relating to litigation, claims or administrative actions (i) pending as of the Closing Date or (ii) except as provided in Section 10.1 hereof, arising from or relating to the conduct of the Businesses prior to the Closing Date;

           2.4.8 any liability or obligation of the Seller relating to the Duralast Facility located in Tulsa, Oklahoma and previously owned by the Seller;

           2.4.9 any liability or obligation arising under or relating to any of the Excluded Assets;

           2.4.10 any liability, contract, commitment or other obligation of Seller, the existence of which constitutes or will constitute a breach of any representation or warranty of Seller contained in or made pursuant to
    Article 4.0 of this Agreement;

           2.4.11 except as otherwise expressly provided in Section 6.7 hereof, any liability or obligation relating to or arising under any plan, program, policy, practice or arrangement established or sponsored by the Seller or its affiliates (as defined in Section 12.15 below) providing benefits or compensation to employees or former employees of the Businesses or their dependents, including, without limitation, any employee benefit plan described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations, if any, thereunder ("ERISA") and any workers' compensation benefits; and

           2.4.12 any liability or obligation constituting an Excluded Current Liability (as defined on Exhibit A-1; the "Excluded Current Liabilities").

2.5 ADJUSTMENT OF PURCHASE PRICE.

    2.5.1 The parties hereto acknowledge that the Purchase Price being paid by the Purchaser hereunder has been calculated based on certain assumptions with respect to the working capital reflected on the Interim Statement (as defined in Section 4.3.3). Accordingly, the parties hereto agree that the Purchase Price shall be subject to the following adjustments:

           2.5.1.1 If the Audited Working Capital Amount is less than the sum of (i) Twenty Million Dollars ($20,000,000), plus (ii) the amount of Excluded Current Liabilities (as defined on Exhibit A-1 as of the Closing Date and as reflected on the final Working Capital Statement (as defined below)) (the "Target Working Capital Amount"), the Seller shall pay to the Purchaser an amount (the "Seller Adjustment Payment") equal to (1) the amount (the "Shortfall") by which the Audited Working Capital Amount is less than the Target Working Capital plus (2) simple interest on the Shortfall at the "Prime Rate" (as reported in the "Money Rates" table of THE WALL STREET JOURNAL on the Closing Date) for the period commencing as of (and including) the Closing Date and ending as of (but excluding) the date the Shortfall is paid to the Purchaser. If the Audited Working Capital Amount is greater than the Target Working Capital Amount, the Purchaser shall pay to the Seller an amount (the "Purchaser Adjustment Payment"; the Seller Adjustment Payment and the Purchaser Adjustment Payment sometimes are referred to collectively herein as an "Adjustment Payment") equal to (1) the amount (the "Surplus") by which the Audited Working Capital Amount is greater than the Target Working Capital Amount plus (2) simple interest on the Surplus at the Prime Rate for the period commencing as of (and including) the Closing Date and ending as of (but excluding) the date the Surplus is paid to the Seller. As used herein, the term "Audited Working Capital Amount" shall mean an amount equal to (x) the Purchased Assets which are current assets less (y) the total current liabilities of the Businesses plus (z) the Excluded Current Liabilities, in each case as these amounts are reflected on the final Working Capital Statement.

           2.5.1.2 Exhibit A-2 hereto sets forth a sample calculation of the Adjustment Payment based on March 31, 1996 financial information provided by the Seller. The parties acknowledge and agree that this sample calculation has been attached hereto solely for the purposes of demonstration of the calculation process.

           2.5.1.3  Any Adjustment Payment required to be paid pursuant to
    Section 2.5.1.1 hereof shall be paid by wire transfer of immediately available federal funds to an account designated by the party to whom such payment is owed within five days after the final and conclusive determination of the Working Capital Statement pursuant to Section 2.5.2 or 2.5.3.


    2.5.2 As promptly as practicable after the Closing Date, but in any case not later than 90 days thereafter, the Purchaser shall cause to be prepared and delivered to the Seller a statement of the Purchased Assets which are current assets, the Assumed Liabilities which are current liabilities, and the Excluded Current Liabilities, all as of the Closing Date (the "Working Capital Statement") in accordance with the following guidelines (the date on which such Working Capital Statement is delivered by the Purchaser to the Seller is referred to herein as the "Delivery Date"):

           2.5.2.1 The Working Capital Statement shall be in the form attached as Exhibit A-1 hereto and shall set forth the net book values of the Purchased Assets which are current assets, the Assumed Liabilities which are current liabilities, and the Excluded Current Liabilities, all as of the Closing Date, which net book values shall be (i) derived from and in accordance with the books and records of the Businesses and (ii) determined in accordance with generally accepted accounting principles applied on a basis consistent with the principles used in the preparation of the Interim Statement, except that inventory will be valued in accordance with the methodology set forth on Schedule 2.5.2.1 hereto;

           2.5.2.2 The Working Capital Statement shall have been audited by Price Waterhouse LLP ("Price Waterhouse") and shall be accompanied by its report thereon; and

           2.5.2.3 The Seller and any firm of nationally recognized independent public accountants other than Price Waterhouse selected by Seller (the "Seller's Accountants") shall have the right to observe all steps (including any physical inventory) taken by the Purchaser and Price Waterhouse in connection with the preparation of the Working Capital Statement and to review all work papers and procedures relating thereto and shall have complete access to all books and records of the Businesses during normal business hours relevant to the preparation of the Working Capital Statement.

    Upon receipt by the Seller of the Working Capital Statement, the Seller and the Seller's Accountants shall have 30 days after the Delivery Date to review the Working Capital Statement delivered by the Purchaser pursuant to this
Section 2.5.2 (the "Review Period"). If the Seller disputes the Working Capital Statement so delivered by the Purchaser, the Seller shall, on or prior to the last day of the Review Period, prepare and submit to the Purchaser a notice of dispute (a "Notice of Dispute") which shall set forth the Seller's proposed Working Capital Statement and shall specifically enumerate the items and calculations objected to in the Working Capital Statement delivered by the Purchaser (the "Disputed Items"). If the Seller fails to deliver a Notice of Dispute on or prior to the last day of the Review Period, the Working Capital Statement delivered by the Purchaser to the Seller pursuant to this Section 2.5 shall be the final Working Capital Statement for purposes of this Agreement. Upon receipt of a Notice of Dispute, the Seller and the Purchaser will, for a period of 20 days following delivery of such Notice of Dispute, seek in good faith to resolve all Disputed Items and agree on a Working Capital Statement.

           2.5.3 After receipt of a Notice of Dispute, if the Seller and the Purchaser are unable to agree on a Working Capital Statement within the 20-day period referred to in the last sentence of 2.5.2, each of the Seller and Seller's Accountants, on the one hand, and the Purchaser and Price Waterhouse, on the other hand, shall, within 30 days after the date on which the Notice of Dispute was delivered by the Seller to the Purchaser, prepare and submit to the other and to Deloitte & Touche LLP (the "Arbitrator") their respective proposed Working Capital Statement together with a statement of their respective positions with respect to any unresolved Disputed Items. The Arbitrator shall, after the submission of such information by the Purchaser and the Seller, review such Disputed Items only and submit its written decision to the Seller and the Purchaser within 30 days after receipt of such information by the Purchaser and the Seller, and the Working Capital Statement as adjusted by the Arbitrator shall be the final Working Capital Statement for purposes of this Agreement. In connection with such review, the Arbitrator shall have complete access to all books and records of the Businesses relevant to preparation of the Working Capital Statement. Any determination by the Arbitrator with respect to any disputes regarding the Working Capital Statement shall be final and binding on the Seller and the Purchaser. The costs of the Arbitrator shall be borne 50% by the Seller and 50% by the Purchaser.

3.0 CLOSING

    3.1 TIME AND PLACE OF THE CLOSING. The parties shall each use all reasonable efforts (as defined in Section 12.15 below) to cause the closing of the sale of the Purchased Assets to occur at Bell, Boyd & Lloyd, Three First National Plaza, Room 3300, Chicago, Illinois at 10:00 A.M., local time, on July 19, 1996; provided, however, that if any of the conditions to the obligations of the parties under this Agreement has not been satisfied (or waived) by said date or either party is otherwise not able to close on such date after exerting all reasonable efforts to do so, then the closing shall take place on a subsequent date, which shall be determined by the mutual agreement of the Purchaser and the Seller (unless this Agreement is earlier terminated pursuant to Section 12.3 hereof). Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."

    3.2 PROCEDURE AT THE CLOSING. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

           3.2.1 The Seller shall deliver to the Purchaser evidence, in such form as in each case is reasonably satisfactory to the Purchaser, that each of the conditions to the obligation of the Purchaser to purchase the Purchased Assets from the Seller which is set forth in this Agreement has been satisfied.

           3.2.2 The Purchaser shall deliver to the Seller evidence, in such form as in each case is reasonably satisfactory to the Seller, that each of the conditions to the obligation of the Seller to sell the Purchased Assets to the Purchaser which is set forth in this Agreement has been satisfied.

           3.2.3 The Seller shall deliver to the Purchaser such limited warranty deeds, bills of sale, endorsements, assignments, affidavits and other instruments, in such form as in each case is reasonably satisfactory to the Purchaser, as shall be sufficient to vest in the Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, and charges of every kind (except those permitted under this Agreement or which the Purchaser has expressly agreed in Section 2.3 hereof to assume (the "Permitted Exceptions")) or as are otherwise reasonably requested by the Purchaser and sufficient for the Purchaser to obtain an owner's title insurance policy (ALTA Form 1992) insuring Purchaser's fee simple title to the Purchased Real Estate, subject only to the Permitted Exceptions, and specifically without exception to the "standard" exceptions and the creditors' rights exceptions contained in said title insurance policy.

           3.2.4 The Seller shall deliver to the Purchaser Form UCC-3s and any other documents necessary to terminate all liens on the Purchased Assets (other than those liens identified on Schedule 4.7 hereto as not to be terminated at Closing), which UCC-3s and other documents shall be in a form reasonably satisfactory to the Purchaser.

           3.2.5 The Purchaser shall pay to the Seller the Cash Consideration by delivering to the Seller by wire transfer of immediately available federal funds the sum of Forty-One Million Dollars ($41,000,000).

           3.2.6 The Purchaser shall, on behalf of and for the account of the Seller, make the payments necessary to fully pay and discharge all indebtedness of the Seller outstanding under the Promissory Note, dated December 15, 1986, issued by UNARCO Industries, Inc. (to which the Seller succeeded) in favor of Wagoner Industrial Development Authority, an agency of the State of Oklahoma, and the Seller shall obtain and deliver copies to the Purchaser of such receipts or other appropriate evidence of payment thereof as the Purchaser shall reasonably request.

           3.2.7 The Purchaser shall deliver to the Seller instruments, in such form as in each case as is satisfactory to the Seller, as shall be sufficient to effect the assumption by Purchaser of the Assumed Liabilities.

           3.2.8 The Purchaser and the Seller shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Purchased Assets and the Purchase Price.

4.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER

    In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Seller makes the following representations and warranties:

    4.1 ORGANIZATION, POWER AND AUTHORITY OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business and is in good standing in each jurisdiction where the character of its activities so requires, except to the extent that any failure to so qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect (as defined in Section 12.15 below). The Seller has full corporate power and authority (i) to own or lease the Purchased Assets being transferred by it and to conduct its Businesses as now being conducted, (ii) to enter into this Agreement and to sell, convey, transfer, assign and deliver the Purchased Assets being transferred by it to the Purchaser as provided herein, and (iii) to carry out the other transactions and agreements contemplated hereby.

    4.2 SUBSIDIARIES. The Purchased Assets do not include any capital stock or ownership interest in any other entity. The Excluded Subsidiaries (i) as of the Closing Date, will not own or possess any assets that are utilized in or necessary to the operation of the Businesses and (ii) are not material to the Businesses either individually or in the aggregate.

    4.3    FINANCIAL SUMMARIES.  Schedule 4.3 contains:

           4.3.1 a statement of income and operating expenses of the Businesses for each of the years ended December 31, 1994 and 1995 ("Statement of Operations");

           4.3.2 a statement of assets and liabilities of the Businesses as of December 31, 1995 ("Statement of Assets and Liabilities"); and

           4.3.3 a statement of assets and liabilities of the Businesses as of March 31, 1996 ("Interim Statement").

The Statement of Operations, the Statement of Assets and Liabilities and the Interim Statement (hereinafter sometimes referred to together as the "Financial Summaries") have been prepared by UNR's management in accordance with generally accepted accounting principles for divisional enterprises and in accordance with UNR's accounting policies and procedures (except that the Financial Summaries do not reflect any reserves for obsolete or slow-moving inventory), consistently applied, and are based on books and records of the Seller relating to the Businesses which have been prepared on a consistent basis, and have not been derived from financial information which has been audited by UNR's independent public accountants for the purpose of expressing an audit on the separate financial statements of the Businesses. The Financial Summaries in each case fairly present, as of their respective dates, the assets and liabilities and the operations, respectively, of the Businesses.

    4.4 LIABILITIES OF THE BUSINESSES. The Seller has no liabilities or obligations relating to the Businesses or the Purchased Assets except: (i) to the extent reflected in the Interim

Statement; (ii) to the extent specifically disclosed herein or in or incorporated by express reference in any of the Schedules attached hereto; and
(iii) normal liabilities incurred in the ordinary course of business.

     4.5   TAX MATTERS.

           4.5.1 With respect to the Purchased Assets and the operation of the Businesses, UNR has timely filed all tax returns and reports required to be filed by it and any corporation with which it files consolidated, combined or unitary returns, including without limitation, all federal, state, local and foreign income tax returns, all sales and use tax, gross receipts, property, payroll and other tax returns, and has paid in full or made adequate provision by the establishment of reserves for all such taxes and other charges which have become due. The Seller has no knowledge of any tax deficiency proposed or threatened against the Purchased Assets and there are no tax liens upon any of the Purchased Assets. UNR has made all payments or deposits when due of estimated taxes with respect to the Purchased Assets and the Businesses in amounts sufficient to avoid the imposition of any penalty or lien.


           4.5.2 All taxes and other assessments and levies with respect to the Purchased Assets and the operation of the Businesses which the Seller was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Seller for such payment.

    4.6    REAL ESTATE OF THE BUSINESSES.

           4.6.1 Schedule 4.6 sets forth descriptions of the Purchased Real Estate and the nature and amount of any mortgages, tax liens or other liens thereon. Schedule 4.6 also identifies each parcel of the Purchased Leasehold Premises and the date and term of each lease and any amendments or modifications, the lessee and lessor, the location, including address and a brief description thereof (including approximate square footage and usage). The Purchased Real Estate and the Purchased Leasehold Premises comprise all of the real property used in the operation of the Businesses.

           4.6.2 The Seller has good and marketable title to the Purchased Real Estate and a valid and enforceable leasehold interest in the Purchased Leasehold Premises, free and clear of all liens, mortgages, pledges, encumbrances, charges, assessments, restrictions, covenants, claims and easements or title defects of any nature whatsoever, except for liens set forth on Schedule 4.6, liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as (individually and in the aggregate) are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the Purchased Real Estate or the Purchased Leasehold Premises or otherwise impair the operations of the Businesses in any material respect.

           4.6.3 The buildings and related improvements located on the Purchased Real Estate and the Purchased Leasehold Premises are in good operating condition, normal wear and tear excepted, and are sufficient to satisfy and serve the current levels of operations of the Businesses.

           4.6.4 The Seller has not received any notice of: (i) any condemnation proceeding with respect to any portion of the Purchased Real Estate or the Purchased Leasehold Premises or the buildings and related improvements thereon and to the best knowledge of the Seller no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Purchased Real Estate or the Purchased Leasehold Premises and to the best knowledge of the Seller no such special assessment is contemplated by any governmental authority.

    4.7 GOOD TITLE TO THE PURCHASED ASSETS. The Seller has good and marketable title to all of the Purchased Assets (other than the leased personal property constituting part of the Purchased Assets, as to which the Seller has a valid and enforceable leasehold interest), free and clear of all liens, mortgages, pledges, encumbrances, claims or charges of every kind, nature, and description whatsoever, except those set forth in Schedule 4.7.

    4.8 INVENTORIES. Except as set forth on Schedule 4.8 hereto, the inventories of the Seller relating to the Businesses (i) are sufficient for the operation of the Businesses in the ordinary course consistent with past practice, (ii) are of a quality and quantity presently usable or saleable in the ordinary course of business of the Businesses and (iii) are valued on the books and records of the Businesses at cost, with cost determined under an inventory valuation method consistent with past practice. No previously sold inventory is subject to returns in excess of those historically experienced by the Businesses.


    4.9 ACCOUNTS RECEIVABLE. The accounts receivable of the Seller relating to the Businesses arose from bona fide transactions in the ordinary course of business and have been executed on terms consistent with the past practice of the Businesses.

    4.10 LICENSES AND PERMITS. The Seller possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which has had or could reasonably be expected to have a Material Adverse Effect. All such licenses, approvals, permits and authorizations are described in Schedule 4.10 hereto and are in full force and effect, the Seller is in compliance in all material respects with their requirements, and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or amend any of them. The Purchased Real Estate is zoned in such a manner to support the current use of the Purchased Real Estate and there exists no material violation of any requirement or condition to such zoning classification which is applicable to the Purchased Real Estate.

     4.11  PROPRIETARY RIGHTS.

           4.11.1 Schedule 1.1.8 contains a complete list of all of the Purchased Proprietary Rights and a list of jurisdictions in which the Seller is operating the

    Businesses under a trade name, and each jurisdiction in which any such trade name is registered.

           4.11.2 The Seller is the sole owner, legally and beneficially, and has good and marketable title to the Purchased Proprietary Rights free and clear of any and all liens, pledges, obligations, charges, mortgages, agreements, claims, liabilities, licenses, restrictions and encumbrances of any kind or nature whatsoever. Except as set forth on Schedule 1.1.8, to the best knowledge of the Seller, no third party claims any rights in or to the Purchased Proprietary Rights.

           4.11.3 Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Proprietary Rights to Purchaser hereunder, Purchaser will have good and marketable title to all of such Purchased Proprietary Rights, free and clear of all liens, pledges, obligations, charges, mortgages, agreements, claims, liabilities, licenses, restrictions and encumbrances of any kind or nature whatsoever.

    4.12 PURCHASED CONTRACTS. Schedule 1.1.6 sets forth (a) a true, correct and complete list of each of the contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written) relating to the Businesses (including every amendment, modification or supplement to the foregoing) (i) which involves an annual payment to or by the Seller in excess of $10,000, (ii) which requires more than 90 days prior notice by the Seller to terminate without any liability to the Seller, (iii) which limits or restricts the Seller from engaging in any business in any jurisdiction or (iv) which is material to the Businesses and (b) a list of all consents or notices required to be obtained or given under such Purchased Contracts, the employee benefit plans listed in Schedule 4.21 and the leases relating to the Purchased Leasehold Premises (the "Purchased Leases") in connection with the transactions contemplated herein. The Purchased Contracts and the Purchased Leases are valid and enforceable in accordance with their respective terms with respect to the Seller and, to the best knowledge of Seller, each other party thereto (except as enforceability may be limited by laws affecting creditors' rights or by equitable principles).

    4.13 ADEQUACY OF THE PURCHASED ASSETS. The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the Businesses as conducted since December 31, 1995. No person other than the Seller owns any equipment or other tangible assets or properties situated on the premises of the Seller which are utilized in the operation of the Businesses.
No assets utilized in the operation of the Businesses are in the possession of any third party.

    4.14 INSURANCE. The Purchased Assets and third-party claims are insured or insured against by financially sound and reputable insurers to the extent and in the manner that is customary for companies engaged in a business similar to each of the Businesses except to the extent that such Purchased Assets or claims are self-insured. Seller will maintain such coverage in force up to the Closing Date. The interest of Seller in such insurance policies will not be transferred hereunder and Purchaser shall not be subrogated to the rights of Seller thereunder.

    4.15 LITIGATION. Except as set forth in Schedule 4.15, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of the Seller, relating to, threatened against or affecting the Businesses or any of the Purchased Assets.

    4.16 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Statement, there has not been any event or condition having a Material Adverse Effect. To the best knowledge of the Seller, there is no threatened or prospective event or condition which could reasonably be expected to have a Material Adverse Effect.

    4.17   ABSENCE OF CERTAIN ACTS OR EVENTS.  Except as expressly disclosed in
Schedule 4.17, since December 31, 1995, the Seller has not: (i) committed to or paid any bonus or increased the rate of compensation or profit sharing of any of the employees of any of the Businesses, except in the ordinary course and consistent with past practice; (ii) sold, transferred, disposed of, mortgaged, pledged or made subject to a lien any of the assets of any of the Businesses other than in the ordinary course of business; (iii) made or obligated itself to make capital expenditures with respect to the Businesses aggregating more than $500,000; (iv) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction with respect to the business and operations of the Businesses or the Purchased Assets, except for this Agreement and the transactions contemplated hereby; (v) suffered any theft, damage, destruction, casualty or other loss with respect to the Businesses or the Purchased Assets in excess of $100,000 in the aggregate, (vi) written off as uncollectible any guaranteed checks, notes or accounts receivable, except in the ordinary course of business consistent with past practice, (vii) written down the value of any asset or investment on the books or records of the Businesses, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (viii) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice), (ix) entered into any agreements to do any of the foregoing or (x) experienced any other events, developments or conditions of any character that have had or could reasonably be expected to have a Material Adverse Effect. Since the date of the Interim Statement, the Seller has (x) maintained supplies and inventory of the Businesses at levels that are in the ordinary course of business consistent with past practice, (y) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and (z) conducted the Businesses in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment with respect to the Businesses except those in the ordinary course of business.

    4.18   COMPLIANCE WITH LAWS.

           4.18.1 Except as set forth in Schedule 4.18, the Seller is in compliance in all material respects with all laws, regulations and orders applicable to the operations of the Businesses or the Purchased Assets. The Seller has not received notification of any asserted past or present failure to comply with any such laws and to the best knowledge of the Seller, no proceeding with respect to any such violation is contemplated.

           4.18.2 Neither the Seller, nor, to Seller's knowledge, any employee of any of the Businesses, has made any payment of funds in connection with the Businesses prohibited by law, and no funds have been set aside to be used in connection with any of the Businesses for any payment prohibited by law.

    4.19   ENVIRONMENTAL MATTERS.

           4.19.1 Except as disclosed on Schedule 4.19 hereto: (i) to the knowledge of the Seller, (A) the business and operations of the Businesses are not in violation in any material respect of any applicable Environmental Law in effect as of the date hereof; (B) each Business is in possession of all Environmental Permits required under any applicable Environmental Law for the conduct or operation of its business (or any part thereof), and each Business is in all material respects in compliance with all of the requirements and limitations included in such Environmental Permits; (C) none of the Businesses stores or uses any petroleum or hazardous or toxic wastes, substances or materials; (ii) none of the Businesses has received any notice from any governmental authority or any private person or entity that its business or operations are in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any petroleum or hazardous or toxic wastes, substances or materials; (iii) none of the Businesses is the subject of any pending or threatened federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability arising under any Environmental Laws; and (iv) none of the Businesses or, to the knowledge of the Seller, any prior owner or operator of the Purchased Real Estate or the Purchased Leasehold Premises, has buried, dumped, disposed of, or spilled or released material quantities of any pollutants, contaminants, petroleum or hazardous or toxic wastes, substances or materials at the Purchased Real Estate or the Purchased Leasehold Premises. No violation of or notice of violation of any Environmental Law, or litigation arising under any Environmental Law shall be implied unless specifically described as a "violation," "notice of violation," or "litigation" on Schedule 4.19.

           4.19.2 For purposes of this Agreement: (i) "Environmental Law" means any law, statute, regulation or order, consent decree or settlement agreement which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic waste, substances or materials, whether or not as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, clean-up, transport or handling of pollutants, contaminants, petroleum or hazardous or toxic waste, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, any so-called "Super Lien" law and any other similar federal, state or local statutes and all regulations, orders and guidelines adopted in respect to the foregoing statues; and (ii) "Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

    4.20   EMPLOYEE MATTERS; LABOR RELATIONS.

           4.20.1 Except as set forth on Schedule 4.20, none of the employees of any of the Businesses is covered by employment contracts except customary written and non-written understandings concerning employment, terminable at will without cost or other liability, nor are any of the employees of any of the Businesses members of any union or covered by union contracts, nor is the Seller aware of any plan or solicitation of employees of any of the Businesses to form or join a union in the past 24 months. Except as set forth on Schedule 4.20, the Seller is not a party to or bound by any employment agreement (oral or written) or any collective bargaining or other labor agreement with respect to any of the Businesses that could in any way affect Purchaser, the Purchased Assets or any employees of such Business which Purchaser may hire after the Closing.

           4.20.2 With respect to the employees of the Businesses, Seller is in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended, and Seller has complied in all material respects with all applicable federal, state and local laws relating to the employment of labor, including without limitation, the provisions thereof relating to wages, non-discriminatory hiring, promotional and employment practices and procedures, collective bargaining and payment of Social Security, unemployment compensation, worker's compensation and similar taxes, including withholding for income taxes, and Seller is not presently liable to any person or governmental agency for any arrears of wages or subject to any liabilities or penalties for failure to comply with any of the foregoing laws. With respect to the employees of the Businesses and except as may be set forth on Schedule 4.20 or Schedule 4.15, there are no outstanding charges or claims of a material nature against the Seller or any of its officers, directors, agents or employees involving any alleged or actual violation of any provision of the National Labor Relations Act, the Age Discrimination in Employment Act, the Equal Employment Opportunity Act of

    1964, the Fair Labor Standards Act, or any other applicable federal, state or local law concerning employment of labor; nor, to the knowledge of the Seller, has there been any threat of any such claim or charge.

    4.21 EMPLOYEE BENEFITS. Schedule 4.21 contains a list of all employee benefit plans applicable to employees of the Businesses. The term "employee benefit plans," as used herein, includes all written or oral plans, contracts, policies or other arrangements of benefit or advantage to any current or former employee or any class of current or former employees of the Businesses (and their dependents) including, without limitation, stock option, bonus, management incentive, profit sharing, pension plan, deferred compensation, retirement, medical, disability, life and other insurance, severance and termination and income protection arrangements. Summaries of such employee benefit plans have been provided to Purchaser and copies of all such written employee benefit plans and descriptions of non-written employee benefit plans and all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation ("PBGC") rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports with respect to such employee benefit plans will be provided upon Purchaser's request. Except as set forth on Schedule 4.21, all obligations of each of the Seller and its affiliates, whether arising by operation of law, by contract or by past custom, for payments by such employer, with respect to unemployment compensation benefits, pension and retirement benefits, social security benefits, or other benefits for the current or former employees of the Businesses or their dependents, whether under such employer's benefit plans or otherwise with respect to such plans, including, without limitation, those set forth on Schedule 4.21, in respect of periods prior to the Closing Date, have been paid or shall be paid when due by such employer or, if assumed by Purchaser, properly accrued and reflected in the Interim Statement. Except as provided in Section 6.7 hereof, the transactions contemplated by this Agreement will not result in the imposition of any liability or obligation on Purchaser as a successor to Seller or otherwise with respect to the employee benefit plans set forth on Schedule 4.21 or any other employee benefit plans or policies of the Seller or an ERISA Affiliate (as defined below), including plans subject to Title IV of ERISA, and Seller shall promptly pay or discharge any such liability or obligation and defend and hold Purchaser harmless from any liability, obligation or loss resulting therefrom. "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which, together with the Seller, is a member of a group described in Section 414(b), (c), (m) or (o) of the Code. No liability on the part of Seller to the PBGC, other than applicable insurance premiums, has been or could reasonably be expected to be incurred with respect to any such plan at or prior to the Closing. Except for events which have been reported (or with respect to which the reporting requirement has been waived), there has been no reportable event (as described in Section 4043(b) of ERISA) with respect to any such plan, nor has any notice as to liability under Subtitle D of Title IV of ERISA been received by the Seller, and there are no circumstances that might result in the imposition of a lien on any of the Purchased Assets pursuant to ERISA, the Code or any other applicable law or regulation. A principal purpose of the transactions described or contemplated in this Agreement is not to evade or avoid liability under ERISA. Except as set forth in Schedule 4.21, neither the Seller nor any ERISA Affiliate makes or has made or has or has had an obligation to make (directly or indirectly, through reimbursement or otherwise) contributions on behalf of current or former employees of the Businesses to a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA and with respect to each employee benefit plan of the Seller or an ERISA Affiliate that is subject to

Title IV of ERISA and that benefits current or former employees of the Businesses (other than the Pension Plan, as defined in Section 6.7.8), the fair market value of the assets of such plan is at least equal to the present value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (whether or not vested) under such plan as determined as of the most recent valuation date and using the assumptions that would be used by the PBGC in the event of a plan termination as of such date. The Pension Plan (as defined in Section 6.7.8) is subject to a favorable determination letter that considers the effect of the Tax Reform Act of 1986 and any other legislation and rulings described in Treasury Regulation section 1.401(b)-1(b)(ii), the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Unemployment Compensation Act of 1992 and the Omnibus Budget Reconciliation Act of 1993. Seller is not required to make quarterly contributions (within the meaning of Section 412 of the Code) to the Pension Plan and is not required to pay additional premiums (within the meaning of Section 4006(a)(3)) to the PBGC with respect to Pension Plan participants.

    4.22 OFFICERS AND EMPLOYEES. Schedule 4.22 contains a true and complete list of (a) all of the officers of the Division involved in the operation of the Businesses specifying their office and annual rate of compensation, (b) all of the salaried employees of the Seller involved in the operation of the Businesses as of the date hereof together with an appropriate notation next to the name of any employee on such list to whom the Seller has made verbal commitments which are binding on the Seller and (c) all former employees of the Division involved in the operation of the Businesses entitled to post-retirement benefits or any other compensation.

    4.23 PRODUCT RECALLS. There has not been any product recall, or post-sale warning or similar action (collectively, "recalls") conducted with respect to any product manufactured, shipped, delivered or sold by any of the Businesses, or, to the knowledge of the Seller, any investigation or consideration of, or decision made by, any of the Businesses concerning whether or not to undertake any recalls.

    4.24 ABSENCE OF DEFAULTS. The Seller is not in material default under any contract, order, lease, commitment or agreement included in the Purchased Assets and no condition exists which, with the giving of notice or passage of time or both, would constitute a material default thereunder or constitute an event creating rights of acceleration, termination or cancellation thereof. To the best of Seller's knowledge, there are no existing material defaults by any third party under any contract, order, lease, commitment or agreement included in the Purchased Assets and no condition exists which, with the giving of notice or passage of time or both, would constitute a material default thereunder or constitute an event creating rights of acceleration, termination or cancellation thereof.

    4.25 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of Seller's certificate of incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Seller or requires any filing or authorization under any applicable law, ordinance or regulation (assuming the accuracy of Purchaser's representation and warranty in Section 5.4 hereof); or
(ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Seller or the Purchased Assets (except that security interests in certain of the Purchased Assets may not have been released by the date of execution hereof, but will be so released at or prior to Closing).

    4.26 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 4.26, no officer or director of the Seller or any person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which the Seller or any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons), or any affiliate of any of the foregoing or any current or former affiliate of the Seller has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Businesses, the Purchased Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Businesses or the Purchased Assets; or (c) any property (real, personal or mixed) tangible or intangible, used or currently intended to be used in the Businesses. To Seller's knowledge, the aggregate of prices at which the Businesses are currently obtaining steel tubing from the Seller's Leavitt Division is not materially below the aggregate of prices at which tubing could be obtained from independent suppliers on an arms' length basis.

    4.27 TRUE AND COMPLETE COPIES. Copies of documents delivered and to be delivered hereunder by Seller are and will be true and complete copies of such documents.

    4.28   LIMITATIONS ON SELLER'S REPRESENTATIONS AND WARRANTIES.

           4.28.1 To the extent that Seller's representations and warranties expressed herein are qualified by reference to Seller's knowledge, such reference shall be limited to the actual knowledge of the individuals set forth on Schedule 4.28.

           4.28.2  The representations and warranties set forth in this Article
    4.0 are the only representations and warranties made by the Seller with respect to the Businesses and the Purchased Assets. Except as specifically set forth herein, the Seller is selling the Purchased Assets to the Purchaser "as is" and with all faults.

5.0 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Purchaser makes the following representations and warranties:

    5.1 ORGANIZATION, POWER AND AUTHORITY OF THE PURCHASER. Purchaser is a limited partnership duly organized and validly existing under the laws of Georgia, with full power and authority to enter into this Agreement and perform its obligations hereunder.

    5.2 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any law, statute, rule or regulation to which the Purchaser is subject, or any provision of the partnership agreement or other constituent instruments of Purchaser, or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser, or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Purchaser.

    5.3 INVESTIGATION BY PURCHASER. Purchaser has conducted an investigation of the Purchased Assets and of the operations of the Businesses. Purchaser has reviewed all of the documents, records, reports and other material identified in the Exhibits and Schedules hereto, and is familiar with their content. For the purpose of conducting these investigations, Purchaser has employed the services of its own agents, representatives, counsel, experts and consultants. Purchaser has relied upon information supplied by the Seller as set forth herein and in the Exhibits and Schedules hereto and has not relied upon any other information or statement, oral or written, not described herein or not included in a Schedule attached hereto.

    5.4 HART-SCOTT-RODINO. No filings by Purchaser or Seller or any affiliate thereof are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR Act") in connection with the transactions contemplated by this Agreement. Purchaser is an "ultimate parent entity" and has annual net sales and total assets of less than $10,000,000, respectively, all as determined in accordance with the HSR Act.

    5.5 CONFIDENTIALITY. Purchaser agrees that it will (and that it has obtained and in the future will obtain the agreement of all potential financing sources to which it has supplied or will supply information concerning the transactions contemplated hereby and concerning the Seller, the Division and the Businesses their agreement to) abide by the terms of confidentiality agreement between an affiliate of the Purchaser and J.P. Morgan Securities Inc. dated February 21, 1996 (the "Confidentiality Agreement").

6.0 ADDITIONAL COVENANTS OF THE PARTIES

    6.1 ALL REASONABLE EFFORTS. Each party hereto will use all reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions to its respective obligations to consummate the sale and purchase of the Purchased Assets. Each party hereto shall also execute prior to or after the Closing Date such other documents or agreements and take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

    6.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of the Purchaser:

           6.2.1 the Seller will conduct the business and operations of the Businesses in the manner in which the same have heretofore been conducted and as described to the Purchaser, and it will use all reasonable efforts to (i) preserve the business organization of the Businesses intact, (ii) keep available to the Purchaser the services of the employees and agents of the Businesses, and (iii) preserve the relationships with the customers of the Businesses, suppliers and others having dealings with the Businesses;

           6.2.2 the Seller will maintain all of the properties of the Businesses in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, will maintain supplies and inventory of the Businesses at levels that are in the ordinary course of business and consistent with past practice, and will maintain insurance of such types and in such amounts upon all of the properties of the Businesses and with respect to the conduct of the operations of the Businesses as are in effect on the date of this Agreement;

           6.2.3 the Seller will not (i) pay any bonus or increase the rate of compensation of any of the employees of any of the Businesses other than in the ordinary course of business; (ii) sell or transfer any of the assets of any of the Businesses other than in the ordinary course of business; (iii) make or obligate itself to make capital expenditures with respect to the Businesses aggregating more than $500,000; or (iv) with respect to the operations of any of the Businesses, incur any material obligations or liabilities or enter into any material transaction;

           6.2.4 the Seller will not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers, directors or employees;

           6.2.5 the Seller will continue to extend customer credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

           6.2.6 the Seller will not amend or modify any employee benefit plan listed on Schedule 4.21 or commit to make any amendment to any such employee benefit plan or adopt any new employee benefit plan for the benefit of any employees of the Businesses;

           6.2.7 the Seller will perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under, any Purchased Contracts or any lease relating to the Purchased Leasehold Premises (except those being contested in good faith) and not amend any contract or commitment that is or would be a Purchased Contract or a lease of real property for use in or relating to the Businesses;

           6.2.8 the Seller will continue its cash management practices in the ordinary course of business consistent with past practice; and

           6.2.9 the Seller will promptly notify the Purchaser of any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

    6.3 ACCESS TO THE PROPERTIES AND RECORDS OF THE BUSINESSES. From and after the execution and delivery of this Agreement, the Seller will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the premises of the Businesses and its employees, counsel and accountants sufficient to enable the Purchaser to inspect the Purchased Assets and evaluate the Businesses, and furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request; provided, however, that the Purchaser will hold in strict confidence all documents and information concerning the Businesses so furnished at any time by Seller, and, if the sale of the Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained and the Purchaser will not use or disclose to any person any such document or information (except to the extent that such information can be shown to be previously known to the Purchaser, in the public domain, or later acquired by the Purchaser from other legitimate sources).

    6.4    NO DISCLOSURE.  Neither party hereto will, prior to the Closing
Date, disclose the existence of or any term or condition of this Agreement to any person or entity without the prior written consent of the other party, except that such disclosure may be made (i) to any person to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets which are set forth in this Agreement, (ii) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case, such party will consult with the other party prior to making such disclosure) and (iii) to any person considering providing financing to the Purchaser in connection with the transactions contemplated herein; provided that any such persons agree to be bound to keep the terms and conditions of this Agreement confidential and otherwise abide by the terms of the Confidentiality Agreement.

    6.5 BULK SALES LAW. The Purchaser and the Seller hereby waive compliance with the bulk sales law of any applicable state in connection with the transactions contemplated by this Agreement.

    6.6 EXPENSES. Purchaser, on the one hand, and Seller, on the other hand, shall each bear its own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

    6.7    EMPLOYEE MATTERS.

           6.7.1 Purchaser shall offer at will employment effective on the Closing Date, to all regular full time and part time employees of the Businesses as of the Closing Date (including employees on short term disability or on leave required by the Family and Medical Leave Act when the short term disability or leave period terminates). Such offers shall be at substantially equivalent salary and wage compensation to the compensation currently paid to such employees. Those employees who accept employment with the Purchaser are referred to herein as the "Continued Employees."

           6.7.2 For a period of one year after the Closing Date, Purchaser shall provide at its sole expense, for the benefit of the Continued Employees, benefit plans, policies and procedures that provide the Continued Employees with benefits that, taken as a whole, are substantially as favorable to the Continued Employees in the aggregate as the benefit plans, policies and procedures currently available to the Continued Employees. Purchaser agrees that the medical, life and disability benefits provided to or on behalf of the Purchaser to Continued Employees and their dependents will contain a waiver of any pre-existing condition exclusion for Continued Employees and their dependents and will not require proof of insurability for Continued Employees or their dependents, and further agrees that Continued Employees shall receive credit for their service with Seller for participation and vesting purposes under any qualified pension or profit-sharing plans. Seller shall pay all bonuses for 1996 under the UNR Industries, Inc. Key Management Variable Compensation Plan due to employees of the Businesses through the last day of the month in which the Closing Date occurs (calculated on the basis of the results of the Businesses through such month-end), and Purchaser shall pay all such bonuses due to Continued Employees from such month-end through December 31, 1996 (calculated on the basis of the results of the Businesses for that period).

           6.7.3 Purchaser and Seller agree that, except as specifically provided otherwise in this Agreement and except for continuation of coverage required to be offered by Seller under the terms of an applicable employee benefit plan of any such employer or otherwise required by law, the provision of employee benefits to Continued Employees with respect to benefits accrued on and after the Closing Date shall be the sole responsibility of Purchaser. The Seller shall be solely responsible for providing any employee benefits accrued or related to periods prior to the Closing Date (including any continuation of health care coverage required by law to be provided to employees) other than benefits to be provided under the Pension Plan as contemplated by Section 6.7.8. For purposes of this Section 6.7.3, (i) a claim for health benefits shall accrue on the date on which the medical service is rendered, and a claim for a disability benefit shall accrue on the date on which the period of the employee's inability to work based on such disability began and
    (ii) the foregoing notwithstanding, the Seller will be responsible for and pay any and all workers' compensation and similar claims asserted by or with respect to any employee or former employee of the Businesses in respect of any injury or other compensable event or occupational illness or disease which occurred or is solely attributable to any event, state of facts or condition which existed or occurred in whole prior to the Closing. The Purchaser will be responsible for and pay any and all workers' compensation and other similar claims asserted by or with respect to any Continued Employee in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing. If any such injury or other compensable event or occupational illness or disease of a person who was employed both by the Seller prior to the Closing and by the Purchaser after the Closing is attributable in part to causes occurring subsequent to the Closing and is the basis of a workers' compensation or other similar claim asserted within three years after the Closing Date, then liability for any such claim shall be shared by the Seller and the Purchaser in the proportion of the periods of employment of the employee concerned by the Businesses (i) on or prior to the Closing, and (ii) after the Closing, respectively. The Purchaser shall be responsible for paying any claim described in the preceding sentence and the Seller shall reimburse Purchaser on demand to the extent provided in the preceding sentence.

           6.7.4 If Purchaser terminates any of such Continued Employees within 12 months after the Closing Date for any reason other than disciplinary reasons or unsatisfactory performance, he or she shall be entitled to receive the severance benefits set forth on Schedule 6.7.4.

           6.7.5 Except as specifically provided otherwise in this Agreement, neither Purchaser nor Seller will employ or solicit for employment, for a period of 24 months after the Closing Date, any of the employees of the other party or its affiliates.

           6.7.6 Purchaser agrees to assume UNR's obligations under the Change of Control Agreement between Seller and Russell Begley dated September 15, 1995, and to indemnify and hold Seller harmless from any amount UNR may be required to expend as a consequence of such agreement.

           6.7.7 Purchaser had been informed of the status of Seller's negotiations with the United Steelworkers of America regarding a collective bargaining agreement. From the date hereof, the Seller agrees to keep the Purchaser advised regularly on the status of any and all negotiations concerning such collective bargaining agreement.

           6.7.8

                 6.7.8.1 Notwithstanding anything to the contrary in this Agreement,at Closing, Purchaser shall become the sponsor of and be responsible for the payment of benefits under the UNARCO Commercial Products Defined Benefit Pension Plan (amended and restated February 1, 1989) (the "Pension Plan"); provided that Seller shall remain responsible for all liabilities arising out of the operation and administration of the Pension Plan prior to Closing (other than liabilities for the payment of benefits accrued prior to the Closing Date but not payable until after the Closing Date). Prior to the Closing Date, Seller shall contribute the amount of $15,295 to the Pension Plan, which represents the difference between the fair market value of the assets of the Pension Plan as of February 1, 1996 and the present value of the "benefit liabilities" (as defined in Section 4.21 above) to current and former employees and beneficiaries (whether or not vested) under such Plan as determined as of such date assuming the Plan terminated on such date and that the benefit payable to each current and former employee and beneficiary will be paid to such person in a lump sum on such date (using the assumptions then in effect under the Pension Plan to pay lump sums).

                 6.7.8.2 If Purchaser delivers a notice of intent to terminate the Pension Plan under Section 4041(b) of ERISA within six calendar months after the Closing Date and Purchaser promptly completes such termination (using all reasonable efforts to do so), Seller shall enter into a commitment to contribute sufficient funds to enable the Pension Plan to be terminated, which commitment shall satisfy the requirements of 29 C.F.R. Section 2617.7. If the PBGC does not permit such commitment to be recognized as a plan asset, Seller shall take such other action as may reasonably be required to terminate the Pension Plan, which may include indemnifying Purchaser against any payments made pursuant to such a commitment made by Purchaser and/or guaranteeing such commitment (subject to any required approvals of Purchaser's creditors), re-assuming sponsorship of the Plan, or making a contribution to the Plan in such amount as is required to be contributed by the PBGC, provided that the parties agree to use all reasonable efforts to utilize a method that minimizes the amount of additional contributions that must be made to the Pension Plan. It is further agreed that:

                 (i) to the extent any portion of funds necessary to terminate the Pension Plan is attributable to accrual of benefits after the Closing Date and Seller does not reassume sponsorship of the Plan, Purchaser shall contribute such portion of funds to the Pension Plan;

                 (ii) if Purchaser adopts any amendment to the Pension Plan on or after the Closing Date, other than as required by law, that increases the accrued benefits, or the value of any alternative form of benefit, under the Pension Plan, the provisions of this Section
           6.7.8.2 shall not apply and Seller's sole responsibility with respect to additional contributions to the Pension Plan shall be as described in Section 6.7.8.3 (determined without regard to such amendment);

                 (iii) all reasonable actuarial, legal, accounting and other expenses properly attributable to the termination of the Pension Plan shall be paid from the assets of the Pension Plan, and taken into account in determining the amount, if any, required to be contributed by Seller; however, to the extent Pension Plan assets are insufficient to pay such expenses when due, or Purchaser determines that such expenses cannot properly be paid from the Pension Plan under Title I of ERISA, Seller shall pay such amounts to Purchaser within five days of written demand therefor;

                 (iv) Seller shall receive copies of all filings, notices and correspondence related to the termination of the Pension Plan, and shall be consulted with respect to Purchaser's response to any objections raised by any governmental agency or other party with respect to such termination;

                 (v) if there are any excess assets remaining after the satisfaction of all liabilities to participants and beneficiaries and all expenses of the termination, Purchaser shall pay to Seller the fair market value of the assets, if any, which are reverted to Purchaser, reduced by the amount of the excise tax actually imposed on Purchaser under Section 4980 of the Code and the amount of income tax (federal, state and local) attributable to such reversion. If any portion of such excess assets is transferred to a replacement plan, Purchaser shall pay to Seller an amount equal to one-half the amount so transferred, after deducting from the amount so transferred the amount of excise and federal, state and local income tax actually imposed on such transfer; and

                 (vi) termination of the Pension Plan and the absence of any other defined benefit plan for Continued Employees shall not in itself be considered a breach of Section 6.7.2 hereof, provided Purchaser otherwise satisfies its obligations under Section 6.7.2 hereof.

           6.7.8.3 If Purchaser does not provide notice of intent to terminate the Pension Plan within six calendar months after the Closing, Seller shall pay to Purchaser or to the Pension Plan (as directed by Purchaser) within ten days of written demand therefor such amount as Purchaser's actuary certifies is the difference between the fair market value of the assets of the Pension Plan as of the Closing Date and the present value of the "benefit liabilities" (as defined in Section 4.21 above) to current and former employees and beneficiaries (whether or not vested) under such Plan as determined as of the Closing Date assuming the Plan terminated on such date and that the benefit payable to each current and former employee and beneficiary was paid to such person in a lump sum on such date (using the assumptions then in effect under the Pension Plan to pay lump sums). If Seller shall object to the determination made by Purchaser's actuary, Seller may designate an actuary to determine the required contribution, and, if those two actuaries are unable to agree upon an amount, they shall jointly appoint a third actuary who shall resolve the matter; provided, if payment is actually made more than ten days from Purchaser's demand, Seller shall pay interest on the amount of the payment to Purchaser or the Plan at the rate of 7% per annum. All actuaries referred to herein shall be currently enrolled, and not under suspension, under Section 3042 of ERISA.

    6.8 OBLIGATION TO NOTIFY. Each party shall have the continuing obligation until the Closing promptly to notify the other party in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in this Agreement or the Schedules or other attachments annexed hereto.

    6.9 SUPPLEMENTS TO SCHEDULES. From time to time up to the Closing Date, the Seller will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which have been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.0 or 8.0 of this Agreement unless such supplement or amendment is accepted by the Purchaser in writing in its reasonable discretion; PROVIDED, HOWEVER, that if the Closing occurs, all Schedules hereto shall be deemed amended to reflect any supplements or amendments delivered to Buyer pursuant to this Section 6.9.

    6.10 NO SOLICITATION OF TRANSACTIONS. Neither the Seller nor any of its affiliates shall directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions (as hereinafter defined), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Seller or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by such entities to take any such action. The Seller shall notify the Purchaser orally (within one business day) and in writing (as promptly as practicable) of all relevant terms of any such inquires and proposals which the Seller or any of its affiliates or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, the Seller shall deliver to the Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the
Seller: (a) any merger, consolidation, share exchange, business combination, stock sale or other similar transaction involving the Seller, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any material portion of the Purchased Assets or Businesses in a single transaction or series of transactions (other than the sale of Purchased Assets contemplated by this Agreement); or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Anything to the contrary in this Section 6.10 notwithstanding, the Seller may take any action with respect to a Competing Proposal of the type specified in part (a) of the preceding sentence as it may be advised by outside counsel is required in the fulfillment of fiduciary duties by its Board of Directors.

    6.11 INSURANCE. The Seller shall in good faith cooperate with the Purchaser and take all actions reasonably requested by Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by the Seller with respect to the Businesses which are currently in force.

    6.12 TRANSITION MATTERS. For a period of six months following the Closing Date, the Seller will provide certain services and make available certain employees to the extent (if any) such services are provided to or such employees perform services for the Businesses as conducted since December 31, 1995, provided that Seller shall not be required to make available any employees who leave its employ or to provide the services previously provided by them, nor shall Seller be required to make available any individual employee for more than 20 hours in any one calendar month. Purchaser for the same period shall make available to Seller the services of Ernest Barnes for Seller's non-Division environmental consultation (assuming he remains in Purchaser's employ), provided that in no event shall Ernest Barnes spend more than 20 hours per calendar month providing services pursuant to this Section 6.12.

    6.13 USE OF TRADE NAMES. Purchaser agrees to abandon use by the Businesses of the Excluded Proprietary Rights, and Seller agrees to abandon use of the term "UNARCO," as promptly as practicable after the Closing, and in any event by 60 days after the Closing.

    6.14 LOGO. At the Closing, the parties will enter into a mutually agreeable license agreement pursuant to which the Seller shall (i) grant to the Purchaser a non-exclusive, perpetual, royalty-free license to use the logo set forth on Schedule 1.2.3 hereto (the "Logo") and (ii) agree to transfer without additional compensation all rights to the Logo to the Purchaser at such time as the Seller ceases to use the Logo. Seller agrees that from the date hereof it will not grant to any party, other than the Purchaser or an affiliate of the Purchaser, any rights in or to the Logo, except that Seller may, if insisted upon by the buyer of its Home Products division, grant such buyer a non-exclusive license to use the Logo only for purposes of marketing sinks.

    6.15 NOTICE OF UNAVAILABILITY OF FINANCING. If, at any time after July 31, 1996, the Purchaser concludes in good faith that it will not be able to obtain the financing necessary to consummate the transaction contemplated herein on or prior to August 31, 1996, the Purchaser shall notify the Seller immediately of its inability to obtain such financing (the "Notice of Unavailability of Financing").

    6.16   NONCOMPETITION.

           6.16.1 For the purposes of this Section 6.16, the following definitions shall apply:

                 6.16.1.1 "Company Activities" shall mean, with respect to the Seller and each of its affiliates, the manufacture and sale of shopping carts, luggage carts, display systems, stocking equipment, food handling systems and modular shelving.

                 6.16.1.2 "Confidential Information" shall mean any data or information of the Businesses, the Seller or any of its affiliates, other than Trade Secrets, which is valuable to the operation of the Businesses and not generally known to competitors.

                 6.16.1.3 "Noncompete Period" or "Nonsolicitation Period" shall mean, with respect to the Seller and each of its affiliates, the period beginning the date hereof and continuing for a period of five years from the Closing Date.

                 6.16.1.4 The term "Territory" as used herein shall mean North America, South America, Europe and Asia.

                 6.16.1.5 "Trade Secrets" shall mean information relating to the Businesses, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

           6.16.2 The Seller and each of its affiliates shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof without the prior written consent of the Purchaser. Nothing in this Agreement shall diminish the rights of the Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.


           6.16.3 The Seller and each of its affiliates hereby agree that during the Noncompete Period the Seller and each of its affiliates shall hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of the Purchaser.

           6.16.4 The Seller and each of its affiliates hereby acknowledge that the Businesses conduct Company Activities throughout the Territory. The Seller and each of its affiliates acknowledge that to protect adequately the interest of the Purchaser in the Businesses, it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory. The Seller and each of its affiliates hereby agree that the Seller and its affiliates shall not, during the Noncompete Period, in any manner directly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Company Activities in the Territory.

           6.16.5 If a judicial or arbitral determination is made that any of the provisions of this Section 6.16 constitutes an unreasonable or otherwise unenforceable restriction against the Seller or any of its affiliates, the provisions of this Section 6.16 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller or such affiliate. In this regard, the Seller and the Purchaser hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.16 and to apply the provisions of this Section 6.16 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.16 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Seller or any of its affiliates. The time period during which the prohibitions set forth in this Section 6.16 shall be tolled and suspended for a period equal to the aggregate time during which the Seller or any of its affiliates violates such prohibitions in any respect.
           6.16.6 The Seller hereby agrees that any remedy at law for any breach of the provisions contained in this Section 6.16 shall be inadequate and that the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have under this Agreement.

     6.17 OPTION. Seller grants to Purchaser the option to purchase all of the issued and outstanding capital stock of Seller's wholly-owned subsidiary, Folding Carrier Corporation ("FCC"), for a purchase price of $1.00. Such option shall be exercisable at any time after the Closing until 60 days thereafter, and if not exercised by Purchaser, Seller shall promptly cause FCC to change its name to one consented to by Purchaser or to be dissolved.

7.0 CONDITIONS TO THE OBLIGATION OF THE PURCHASER

    The obligation of the Purchaser to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

    7.1 ACCURACY OF THE SELLER'S REPRESENTATIONS AND WARRANTIES AND COMPLIANCE BY THE SELLER WITH ITS OBLIGATIONS. The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Seller shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by an executive officer of Seller, certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.

    7.2 CERTIFIED RESOLUTIONS. Seller shall have delivered to the Purchaser copies of resolutions adopted by the board of directors and stockholders of Seller authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date by a secretary or assistant secretary.

    7.3 OPINION OF COUNSEL. The Purchaser and, upon request, each person providing financing to the Purchaser in connection with the transaction contemplated herein shall have received an opinion dated the Closing Date from the general counsel for the Seller, in form and substance as set forth in Exhibit B attached hereto.

    7.4 RECEIPT OF NECESSARY CONSENTS. All required consents, landlord estoppel letters or approvals of third parties set forth in Schedule 7.4 necessary to convey to Purchaser all of the Purchased Assets as contemplated by this Agreement, shall have been obtained and shown by written evidence reasonably satisfactory to the Purchaser; provided, however, that if Seller is unable to obtain any such consents or approvals on reasonable commercial terms by the Closing Date, this condition shall be satisfied if Seller, by acting as agent for Purchaser or participating in any other reasonable and lawful arrangement, is able to put the Purchaser in the same position in all material respects as if such consents or approvals had been obtained.

    7.5 TITLE INSURANCE. Purchaser shall have received a binder for the issuance of an ALTA (Form 1992) owner's title insurance policies (with costs to be shared equally by Purchaser and Seller) with respect to the Purchased Real Estate, subject only to those items set out in Schedule 4.5 and without exception for the standard exceptions and the creditors' rights exceptions in the policy.

    7.6 NO ADVERSE ORDER. There shall not be any order of any court restraining, prohibiting or invalidating the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or materially and adversely affecting the right of the Purchaser to own, operate or control the Purchased Assets.

    7.7 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing, there shall not have been (nor shall the Purchaser have become aware of) any event or condition resulting in, or which could reasonably be expected to result in, a Material Adverse Effect.

    7.8 AVAILABILITY OF FINANCING. No event or condition, outside the control of Purchaser using all reasonable efforts, shall have occurred which prevents Purchaser from obtaining the debt financing necessary for it to consummate the transactions contemplated herein.

    7.9 PHYSICAL CAPACITY OF RUSSELL BEGLEY. Russell Begley, President of the Division, who has been advised to undergo a heart valve procedure, shall be physically capable of performing his normal duties for the Businesses as of the Closing, or, if not then so capable, shall be reasonably expected to be so capable within 45 days after the Closing.
Any dispute between the parties concerning the physical capability or expected physical capability of Russell Begley shall be determined by his personal physician, whose determination shall be final and binding on the parties.

8.0 CONDITIONS TO OBLIGATIONS OF THE SELLER

    The obligations of the Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following condi tions:

    8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. Purchaser shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.

    8.2 OPINION OF COUNSEL. The Seller shall have received an opinion, dated the Closing Date, from King & Spalding, counsel for Purchaser, in form and substance as set forth in Exhibit C attached hereto.

    8.3 CERTIFIED RESOLUTIONS. Purchaser shall have delivered to the Seller a copy of a resolution adopted by its general partner authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by its secretary or assistant secretary.

    8.4 NO ADVERSE ORDER. There shall not be any order of any court restraining, prohibiting or invalidating the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby.

9.0 CERTAIN ACTIONS AFTER THE CLOSING

    9.1 PURCHASER TO ACT AS AGENT FOR SELLER. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of the Seller thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would affect Seller's rights thereunder so that the Purchaser would not in fact receive all such rights, then the Purchaser shall act as the agent for Seller in order to obtain for the Purchaser the benefits thereunder.

    9.2 PURCHASER APPOINTED ATTORNEY FOR SELLER. Effective at the Closing Date, the Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of Seller, in the name of either the Purchaser or Seller (as the Purchaser shall determine in its sole discretion) but for the benefit and at the expense of the Purchaser (except as otherwise herein provided), (i) to institute and prosecute all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable; and (iii) to take all action which the Purchaser may reasonably deem proper in order to provide for the Purchaser the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to the Purchaser pursuant to this Agreement shall not have been obtained. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

10.0       PRODUCT WARRANTY AND LIABILITY CLAIMS

    10.1   PRODUCT WARRANTY AND LIABILITY CLAIMS; COOPERATION IN
LITIGATION. As to any product warranty or liability claims asserted against Purchaser or Seller for products of any of the Businesses shipped after the Closing, Purchaser shall be fully responsible for their defense and resolution. As to product warranty and liability claims for products of any of the Businesses shipped before the Closing and first asserted against Purchaser or Seller after the Closing, Purchaser shall be responsible for the first $5,000 of costs of defense and resolution of each such claim, and Seller shall be responsible for the remainder of such costs; as to such claims first asserted before the Closing, Seller shall be solely responsible. Purchaser and Seller shall each cooperate with the other in the defense of any such action and in the prosecution or defense of any other actions affecting the Businesses to the extent reasonably so requested.

11.0       INDEMNIFICATION

    11.1 INDEMNIFICATION OBLIGATIONS OF THE SELLER. The Seller shall indemnify, defend and hold harmless the Purchaser and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

           11.1.1 any liability or obligation of the Seller except the Assumed Liabilities;

           11.1.2 any liability arising from the conduct of the Businesses prior to the Closing, except the Assumed Liabilities;

           11.1.3 any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement;

           11.1.4 any breach of any covenant, agreement or undertaking made by the Seller in this Agreement;

           11.1.5 any liability or obligation resulting from (i) any violation of or noncompliance with any Environmental Law arising from or related to the operation of the Businesses prior to the Closing, (ii) the presence of any pollutants, contaminants, petroleum or hazardous or toxic wastes, substances or materials on, in, under, about or migrating from the Purchased Real Estate or the Purchased Leasehold Premises prior to the Closing, and (iii) the off-site disposal or release by the Businesses of any pollutants, contaminants, petroleum or hazardous or toxic wastes, substances or materials prior to the Closing; or

           11.1.6 any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant, agreement or undertaking made by the Seller or any of its affiliates or subsidiaries in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

     11.2 INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. The Purchaser shall indemnify and hold harmless the Seller and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

           11.2.1  any of the Assumed Liabilities;

           11.2.2 any liability arising from the operation of the Businesses after the Closing (except for Excluded Liabilities or to the extent resulting directly from facts or circumstances for which the Purchaser is entitled to indemnification from the Seller pursuant to Section 11.1);

           11.2.3 any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement;

           11.2.4 any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement; or

           11.2.5 any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant, agreement or undertaking made by the Purchaser in this Agreement.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section
11.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

    11.3 REMEDIES CUMULATIVE. Subject only to the express limitations set forth in this Agreement, the remedies provided herein shall be cumulative, and shall not preclude the Seller or the Purchaser as the indemnified party or parties (the "Indemnified Party") from asserting any other rights or seeking any other remedies against the other applicable party or parties (the "Indemnity Obligor") to which it may otherwise be entitled by law.

    11.4 SELLER BASKET. The Purchaser Indemnified Parties shall not make a claim against the Seller for indemnification under Section 11.1.3 hereof (other than a claim for a breach of a representation or warranty under Section 4.19 hereof, as contemplated below) for Purchaser Losses unless and until the aggregate amount of the Purchaser Losses exceeds $250,000 (the "Seller Basket"), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses, to the extent the amount of such Purchaser Losses exceeds the amount of the Seller Basket, provided that the Seller Basket shall not apply with respect to Purchaser Losses arising from breaches of the representations and warranties set forth in Sections 4.5, 4.6.2, 4.7 and 4.26 hereof. The Purchaser Indemnified Parties shall not make a claim against Seller for indemnification under Section 11.1.5 hereof, or for a breach of the representation and warranty in Section 4.19 hereof, for Purchaser Losses ("Purchaser Environmental Losses") unless and until the aggregate amount of Purchaser Environmental Losses exceeds $25,000, in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Environmental Losses, to the extent the amount of such Purchaser Environmental Losses exceeds $25,000. Such $25,000 threshold for Purchaser Environmental Losses shall not be subtracted from the Seller Basket. The Purchaser Indemnified Parties may also claim indemnification for Purchaser Environmental Losses without regard to the $25,000 threshold to the extent they arise from the proposed citations which may be issued by the Occupational Safety and Health Administration inspector based on his June 13, 1996 visit to the Wagoner, Oklahoma facility of the Division, as noted on Schedule 4.19 hereto.

    11.5 PURCHASER BASKET. The Seller Indemnified Parties shall not make a claim against the Purchaser for indemnification under Section 11.2.3 for Seller Losses unless and until the aggregate amount of the Seller Losses exceeds $250,000 (the "Purchaser Basket"), in which event the Seller Indemnified Parties may claim indemnification for all Seller Losses, to the extent the amount of such Seller Losses exceeds the amount of the Purchaser Basket, provided, that, there shall be no Purchaser Basket for Seller Losses arising from breaches of the representation set forth in Section 5.4 hereof.

    11.6 SELLER LIMIT. In no event shall Seller be liable to Purchaser Indemnified Parties for Purchaser Losses exceeding $41,000,000 in the aggregate.

    11.7 NOTICE OF CLAIM. The Indemnified Party shall promptly notify the Indemnity Obligor in writing of any claim for recovery, specifying in reasonable detail the nature of the Purchaser Loss or the Seller Loss (Purchaser Losses and Seller Losses sometimes are referred to herein collectively as the "Losses"), as the case may be, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 60 days of its discovery of a claim for recovery, the obligation of the Indemnity Obligor shall be reduced by the amount of damages actually suffered by it as a result of such late notice. The Indemnified Party shall provide to such Indemnity Obligor as promptly as practicable thereafter information and documentation reasonably requested by such Indemnity Obligor to support and verify the claim asserted.

    11.8 DEFENSE. If the facts pertaining to the Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstance of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 30 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its expense. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Purchaser Loss or Seller Loss subject to indemnification pursuant to this Section 11.0 (collectively, "Indemnified Matters," and individually, each an "Indemnified Matter") arising out of any third-party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such Indemnified Matter. The Indemnified Party shall cooperate with the Indemnity Obligor in any reasonable manner, and at the cost and expense of the Indemnity Obligor, in prosecuting any subrogated right or claim.

12.0       MISCELLANEOUS

    12.1 BROKERS' COMMISSION. The Purchaser will indemnify and hold harmless the Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Seller will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Seller to bring about, or to represent them in, the transactions contemplated hereby.

    12.2 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

    12.3   TERMINATION.

           12.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                 12.3.1.1 by the mutual written consent of the parties hereto at any time prior to the Closing Date;

                 12.3.1.2 by the Purchaser or the Seller at any time prior to the Closing Date if there is an order of any court or other governmental body restraining, prohibiting or invalidating the sale of the Purchased Assets to the Purchaser or any other material transaction contemplated hereby, or, in the case of the Purchaser, which would materially and adversely affect the right of the Purchaser to own, operate or control the Purchased Assets; or

                 12.3.1.3 by either party in the event of the material breach by the other party of any provisions of this Agreement, which breach is not remedied by the breaching party within 30 days after receipt of notice thereof from the terminating party; or

                 12.3.1.4 by either party in the event that one or more conditions to its closing is not capable of being satisfied in any material respect on or prior to August 31, 1996; or

                 12.3.1.5 by Seller following receipt from the Purchaser of a Notice of Financing Unavailability; or

                 12.3.1.6 by either party if the Closing has not taken place by August 31, 1996.

If this Agreement is terminated pursuant to clauses 12.3.1.1 or 12.3.1.2 of this paragraph 12.3.1, no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clauses 12.3.1.3, 12.3.1.4, 12.3.1.5 or 12.3.1.6 of this paragraph 12.3.1 shall be without prejudice to any other rights or remedies of the respective parties.

    12.4 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. No rights or obligations hereunder may be assigned by a party hereto without the prior written consent of the other party, provided that Purchaser may assign its rights, but not its obligations, hereunder to a majority-owned direct or indirect subsidiary of Purchaser without Seller's prior written consent and may make a collateral assignment of its rights, but not its obligations, hereunder to any person providing financing in connection with the transaction contemplated herein.

    12.5 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules attached hereto and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits attached hereto.

    12.6 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    12.7 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    12.8 NOTICES. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered to the parties at the following addresses (or to such other address as a party may have specified by notice to the other party pursuant to this provision):

    If to Seller, addressed to:

                 UNR Industries, Inc.
                 332 South Michigan Avenue
                 Chicago, Illinois  60604
                 Attn:  General Counsel
                 Fax:   (312) 341-0349

    with a copy to:

                 Bell, Boyd & Lloyd
                 Three First National Plaza
                 70 West Madison Street
                 Suite 3300
                 Chicago, Illinois  60602
                 Attn:  John H. Bitner, Esq.
                 Fax:   (312) 372-2098

    If to Purchaser, addressed to:

                 c/o Richards, L.L.C.
                 303 Peachtree Street, NE
                 Suite 4100
                 Atlanta, Georgia  30308
                 Attn:  Mr. James C. Richards
                 Managing Director
                 Fax:   (404) 572-7227

     with a copy to:

                 King & Spalding
                 191 Peachtree Street, NE
                 Atlanta, Georgia  30303-1763
                 Attn:  Mr. Michael J. Egan III
                 Fax:   (404) 572-5145

Any such notice shall be deemed given (i) when receipted for by the party to whom addressed, in the case of personal delivery; (ii) the next business day following service by overnight mail or delivery service; (iii) the third business day following the deposit in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested; or (iv) upon receipt of electronic facsimile transmission, provided that a copy of such facsimile notice shall simultaneously be sent to the address by certified or registered mail, return receipt requested.

    12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein without regard to the conflicts of laws principles thereof.

    12.10 LIMITATION ON RIGHTS OF OTHER PERSONS. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, corporation or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as herein otherwise provided.

    12.11 SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision contained herein, or render the same invalid, inoperative or unenforceable to any extent whatsoever.

    12.12 TERMINATION OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All of the representations and warranties of the parties contained in this Agreement or in any document or certificate delivered hereto shall survive the Closing and the consummation of the transactions contemplated herein for the following periods: (i) the representations and warranties contained in Sections 4.19 and 4.21, and the agreement to indemnify contained in Section 11.1.5, shall survive for a period of three years following the Closing Date; (ii) the representations and warranties contained in Sections 4.5, 4.6, 4.7 and 4.11 shall survive for an indefinite period, except to the extent limited by law; and (iii) all other representations and warranties contained herein shall survive for a period of one year following the Closing Date. The agreements of the parties contained in Sections 6.3, 6.4, 6.6, 12.1, 12.9 and this Section 12.12 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in or pursuant to this Agreement shall not survive the termination of this Agreement.

    12.13  ARBITRATION.

           12.13.1 Any controversy, claim or question of interpretation arising out of or relating to this Agreement or the breach thereof (other than any dispute arising under Section 2.5) shall be finally settled by arbitration in the City of Memphis, Tennessee under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "Claimant") to the other party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") shall identify its arbitrator within ten business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process, but not the awarding of punitive damages. The arbitration award will be in writing and specify the factual and legal basis for the award.

           12.13.2 It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 12.13.2 shall not be a basis for challenging the award.

           12.13.3 The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the
    prevailing party.   If the arbitrators determine that there is not a
    prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

    12.14 PURCHASER'S OPTION UPON MATERIAL CASUALTY LOSS. In the event that the condition set forth in Section 7.7 shall not be satisfied as of the Closing Date by reason of any damage, destruction or loss to or of any of the Purchased Assets for which the Seller is insured, in addition to any other rights conferred upon the Purchaser hereunder, the Purchaser shall have the right at its sole option to elect to proceed with the Closing and to pay the full Purchase Price for the Purchased Assets in the manner herein provided as if none of such Purchased Assets had incurred any damage or loss and to receive from the Seller payment or assignment of the full amount of all insurance proceeds with respect to such loss.

    12.15 CERTAIN DEFINITIONS. As used herein, the term "reasonable efforts" means those commercially reasonable efforts which would be exerted by a business enterprise to accomplish the desired result, short of the expenditure of funds disproportionate to the benefit derived; and the term "affiliate" shall mean, with respect to a person or entity, any other person or entity which, directly, or indirectly or through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified; the term "Material Adverse Effect" shall mean a material adverse effect on the assets, liabilities, working capital, financial condition or results of operations of the Businesses, taken as a whole or on the ability of a party to legally and validly consummate the transactions contemplated by this Agreement; the term "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; the term "person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       RICHARDS CAPITAL FUND, L.P.
                                       By:  Richards Managers, L.P., its
                                            general partner, by Richards,
                                            L.L.C., its general partner


                                       By  /s/ JAMES C. RICHARDS
                                           ---------------------------------
                                           James C. Richards
                                           Member



                                       UNR INDUSTRIES, INC.


                                       By  /s/ T. A. GILDEHAUS
                                           ---------------------------------
                                           Thomas A. Gildehaus
                                           President

THREE FIRST NATIONAL PLAZA
70 WEST MADISON STREET, SUITE 3300